Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions

EXECUTION II COPY

TERMINATION AGREEMENT

ELAN CORPORATION, PLC

NEURALAB LIMITED

ELAN INTERNATIONAL SERVICES, LTD.

ELAN PHARMA INTERNATIONAL LIMITED

CURIS, INC.

AND

CURIS NEWCO, LTD.

INDEX

CLAUSE 1	DEFINITIONS

CLAUSE 2	TERMINATION OF THE NEWCO AGREEMENTS

CLAUSE 3	REPRESENTATIONS/WARRANTIES/CONFIRMATIONS AND INDEMNITIES

CLAUSE 4	INTELLECTUAL PROPERTY

CLAUSE 5	RIGHTS RELATED TO SECURITIES

CLAUSE 6	SALE OF SHARES AND COMPLETION

CLAUSE 7	CONFIDENTIALITY

CLAUSE 8	WAIVER OF ACCRUED RIGHTS / MUTUAL RELEASES

CLAUSE 9	PAYMENTS, REPORTS AND AUDITS

CLAUSE 10	GENERAL

THIS TERMINATION AGREEMENT made this 16th day of May, 2003 (this “Agreement”)

AMONG:-

(1)	ELAN CORPORATION, PLC, a public limited company incorporated under the laws of Ireland and having its registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland (“Elan Corp”);

(2)	NEURALAB LIMITED, incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda (“Neuralab”);

(3)	ELAN INTERNATIONAL SERVICES, LTD., an exempted limited liability company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda (“EIS”);

(4)	ELAN PHARMA INTERNATIONAL LIMITED, a private limited company incorporated under the laws of Ireland, and having its registered office at WIL House, Shannon Business Park, Shannon, County Clare, Ireland (“EPIL Shannon”);

(5)	CURIS, INC., a corporation duly incorporated and validly existing under the laws of Delaware and having its principal place of business at 61 Moulton Street, Cambridge, MA 02138-1118 United States of America (“Curis”); and

(6)	CURIS NEWCO, LTD., an exempted limited liability company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda.

RECITALS

A.	The Parties entered into various agreements whereby Elan Corp, EIS and JVP established the joint venture company, Newco, and Elan Corp, EIS and JVP each licensed certain intellectual property to Newco for the Field (as defined below). Specifically:

(i)	Elan Corp, EIS, JVP and Newco entered into a Subscription, Joint Development and Operating Agreement dated July 18, 2001 (the “JDOA”);

(ii)	Elan Corp and Newco entered into a License Agreement dated July 18, 2001 (the “Elan License Agreement”);

(iii)	JVP and Newco entered into a License Agreement dated July 18, 2001 (the “JVP License Agreement”); and

(iv)	Newco, JVP and EIS entered into a Registration Rights Agreement with respect to the capital stock of Newco dated July 18, 2001 (the “Newco Registration Rights Agreement”).

B.	The JDOA, Elan License Agreement, JVP License Agreement, and Newco Registration Rights Agreement, are together defined in this Agreement as the “Newco Agreements”.

C.	The Parties also entered into agreements whereby JVP sold and EIS purchased certain securities of JVP and the Parties agreed to certain matters related to the ownership of such securities. Specifically:

(i)	EIS, EPIL Shannon and JVP entered into a Securities Purchase Agreement dated as of July 18, 2001 (the “Securities Purchase Agreement”);

(ii)	EIS, EPIL Shannon and JVP entered into a Registration Rights Agreement with respect to the capital stock of JVP dated as of July 18, 2001 (the “JVP Registration Rights Agreement”);

(iii)	JVP issued and delivered to EPIL Shannon a Convertible Promissory Note, dated July 18, 2001, in a principal amount not to exceed $8,010,000 (the “Convertible Promissory Note”);

(iv)	JVP issued and delivered to EIS Warrant No. W-1, dated as of July 18, 2001, to purchase up to 50,000 shares of JVP common stock (the “Warrant”); and

(v)	JVP and EIS entered into a letter agreement, dated June 29, 2001, relating to the participation of EIS on JVP’s Board of Directors (the “Board Seat Letter Agreement”).

D.	The Parties wish to (i) terminate in full the Newco Agreements as set forth below, (ii) set forth their agreement in relation to other matters including, inter alia, the transfer of shares by EIS to JVP, and (iii) amend certain agreements as set forth below in relation to matters related to security holdings in JVP.

IN CONSIDERATION OF THE MUTUAL COVENANTS CONTAINED HEREIN, AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND ADEQUACY OF WHICH ARE HEREBY ACKNOWLEDGED, IT IS HEREBY AGREED AS FOLLOWS:

1	DEFINITIONS

Capitalized terms used in this Agreement shall have the same meanings assigned to them in the Newco Agreements, unless such terms are expressly defined to the contrary in this Agreement.

“Affiliate” shall mean any corporation or entity controlling, controlled or under the common control of any other corporation or entity, excluding, in the case of Elan Corp, an Elan JV. For the purpose of this definition, (i) “control” shall mean direct or indirect ownership of […***…] percent ([…***…] %) or more of the stock or shares entitled to vote for the election of directors; and (ii) Newco shall not be an Affiliate of Elan Corp or EIS.

“Antibodies” shall mean any molecule or gene encoding any molecule with a molecular weight greater than […***…] and which comprises one or more […***…] variable domains or parts of such domains or any existing or future fragments, variants, modifications or derivatives thereof; provided, however, that such fragments, variants, modifications or derivatives retain at least a functional portion of an […***…] variable domain.

“Balance Sheet” shall mean the unaudited balance sheet of Newco as of the Balance Sheet Date, as set forth in Schedule 1.

“Balance Sheet Date” shall mean March 31, 2003.

“Commercialization Agreement” shall mean:

(i)	any license agreement, research and development agreement, or alternative form of collaboration or commercialization agreement, such as, but not limited to, a co-promotion or co-marketing arrangement to research, develop, import, make, use, offer for sale, and/or sell the DCEC Product, DCNC Product and/or Newco Intellectual Property […***…] in the Territory;

(ii)	any Disposal Agreement; or

(iii)	an agreement comprising an option to do any of the foregoing.

“Controlled” shall mean ownership (directly, or through a contract right, or otherwise) of a licensable interest.

“Date of Commercialization” shall mean the date of execution by JVP and/or Newco, and/or an Affiliate of JVP and/or Newco, and any third party of a Commercialization Agreement.

“DCEC Compound” shall mean all hedgehog (Hh) agonists, whether or not patentable, developed by or on behalf of Newco prior to the Effective Date, which are set forth on Exhibit A hereto.

“DCNC Compound” shall mean all hedgehog (Hh) agonists Controlled by JVP at any time prior to, on or after the Effective Date that specifically agonize the hedgehog pathway as its primary therapeutic or preventative action and relate to DCNC Product Intellectual Property; provided, however, that such DCNC Compounds shall exclude the DCEC Compounds. For avoidance of doubt,

DCNC Compounds shall include peptide, peptidomimetic and small molecule agonist forms, but shall expressly exclude Antibodies.

“DCNC Product Improvements” shall mean improvements, whether or not patentable, to the DCNC Product Patents and/or the DCNC Product Know-How, Controlled by JVP.

“DCNC Product Intellectual Property” shall mean the DCNC Product Know-How, the DCNC Product Patents and the DCNC Product Improvements.

“DCNC Product Know-How” shall mean any and all rights Controlled by JVP at any time to any scientific, pharmaceutical or technical information, data, discovery, invention (whether patentable or not), know-how, substances, techniques, processes, systems, formulations, designs and expertise relating to the DCNC Compounds including methods and/or reagents used in identifying or developing such DCNC Compounds, which is not generally known to the public.

“DCNC Product Patents” shall mean any and all rights under any and all patent applications and/or patents, now existing, currently pending or hereafter filed or obtained that are Controlled by JVP at any time relating to the DCNC Compounds, including methods and/or reagents used in identifying or developing such DCNC Compounds, and any foreign counterparts thereof and all divisionals, continuations, continuations-in-part, any foreign counterparts thereof and all patents issuing on any of the foregoing and any foreign counterparts thereof, together with all registrations, reissues, re-examinations, supplemental protection certificates, or extensions thereof, and any foreign counterparts thereof.

“Deferred Consideration” shall have the meaning set forth in Clause 6.4.

“Deferred Consideration Period” shall mean the period commencing on the Effective Date and expiring on a product-by-product and country-by-country basis:

(a)	on the […***…] anniversary of the date of the first commercial launch of the DCEC Product or DCNC Product in the country concerned; or

(b)	in any country upon the expiration of the life of the last to expire patent Controlled by JVP, covering the DCEC Product or DCNC Product in that country;

whichever date is the later to occur.

“Deferred Consideration Existing Compounds Product” or “DCEC Product” shall mean all formulations of DCEC Compounds.

“Deferred Consideration New Compounds Product” or “DCNC Product” shall mean all formulations of DCNC Compounds.

“Disposal Agreement” shall mean any agreement for the assignment or outright sale or disposition, in whole or in part, of the DCEC Product, DCNC Product, Newco Intellectual Property […***…].

“Effective Date” shall mean the date of this Agreement.

“Elan” shall mean Elan Corp and its Affiliates, including Neuralab.

“Elan Improvements” shall have the meaning set forth in the Elan License Agreement.

“Elan JV” shall mean an entity that Elan and a third party (i) establish or have established; (ii) take shareholdings in or have a right to take shareholdings in; and (iii) grant certain licenses in and to certain intellectual property rights for the purpose of implementing a strategic alliance.

“Elan Know-How” shall have the meaning set forth in the Elan License Agreement.

“Elan Patents” shall have the meaning set forth in the Elan License Agreement.

“Exchange Right” shall have the meaning set forth in the Securities Purchase Agreement.

“Field” shall mean the treatment and prevention of human neurological disorders.

“Force Majeure” shall mean causes beyond a Party’s reasonable control, including, without limitation, acts of God, fires, strikes, acts of war, or intervention of a governmental authority.

“In Market” shall mean the sale of the DCEC Product and/or DCNC Product by Newco and/or JVP, and or an Affiliate of Newco and/or JVP, to an unaffiliated third party, such as a wholesaler, managed care organization, hospital or pharmacy, and shall exclude the transfer pricing of the DCEC Product or DCNC Product by one Newco and/or JVP Affiliate to another Newco and/or JVP Affiliate.

“Initial Consideration” shall have the meaning set forth in Clause 6.1.2.

“JVP” shall mean Curis and its Affiliates.

“JVP Improvements” shall mean “Curis Improvements,” as such term is defined in the JVP License Agreement.

“JVP Know-How” shall mean “Curis Know-How,” as such term is defined in the JVP License Agreement.

“JVP Patents” shall mean “Curis Patents,” as such term is defined in the JVP License Agreement.

“Net Revenues” shall mean:

(i)	all license fees, sublicense fees, license option payments (whether in relation to the grant or exercise of any license option) milestone payments, and royalties on sales of DCEC Product DCNC Product, and/or Newco Intellectual Property, and any other kinds of revenue whatsoever, received by JVP and/or Newco, and/or an Affiliate of JVP and/or Newco, in respect of the commercialization of the DCEC Product, DCNC Product, and/or Newco Intellectual Property;

(ii)	any net manufacturing profits realized by JVP and/or Newco, and/or an Affiliate of JVP and/or Newco, on any supply of DCEC Product and/or DCNC Product; and

(iii)	any consideration received by Newco and or JVP, and/or an Affiliate of Newco and/or JVP, in respect of any Disposal Agreement;

(iv)	research and development payments received by JVP and/or Newco, and/or an Affiliate of JVP and/or Newco, in relation to research and development of the DCEC Product, DCNC Product, and/or Newco Intellectual Property, where such payments are made other than for reimbursement of direct expenses incurred by JVP and/or Newco, and/or an Affiliate of JVP and/or Newco, and other than on an FTE rate based on then current standard industry rates; where such payments are made other than on an FTE rate based on then current standard industry rates, the surplus over the current industry standard FTE rates shall be included in the calculation of Net Revenues; and

(v)	in the context of any Commercialization Agreement, any premium paid by a subscriber for stock of JVP and/or Newco;

(1)	where JVP and/or Newco, and/or an Affiliate of JVP and/or Newco, is not publicly listed on a recognized stock exchange, the premium paid over the fair market value of such stock as reasonably determined by the board of directors of JVP and/or Newco, and/or an Affiliate of JVP and/or Newco, in good faith and certified in a board resolution (taking into account (i) the most recently or concurrently completed arm’s length transaction in which the primary consideration for the stock is cash between the JVP or Newco, and/or an Affiliate of JVP and/or Newco, and an unaffiliated third party that is not part of a strategic investment and the closing of which occurs within the six months preceding or on the date of such calculation, if any) and shall be reasonably agreed to by the Elan (provided that in the event Elan reasonably does not agree with

JVP’s or Newco’s, and/or an Affiliate of JVP and/or Newco, fair market value determination, Elan and JVP and/or Newco, as the case may be, shall jointly appoint an independent nationally-recognized third party to determine the fair market value), (ii) the general market conditions for private biotech securities, and (iii) the general state of progress in clinical and commercial activities in JVP and/or Newco, and/or an Affiliate of JVP and/or Newco; or

(2)	where JVP and/or Newco, and/or an Affiliate of JVP and/or Newco, is publicly listed on a recognized stock exchange, the premium paid over the average closing price of such stock of JVP and/or Newco, and/or an Affiliate of JVP and/or Newco, for the […***…] day period immediately prior to any such subscription;

having taken account of deductions in respect of any customs and excise duties or other sales taxes that are actually paid by JVP and/or Newco, and/or an Affiliate of JVP and/or Newco (but, for the avoidance of doubt, not income or corporation tax), directly related to the receipt of revenue by JVP and/or Newco, and/or an Affiliate of JVP and/or Newco, as set forth above.

In no event will Net Revenues include any […***…].

“Net Sales” shall mean that sum determined, in accordance with generally accepted accounting principles, by deducting the following deductions from the aggregate gross In Market sales proceeds billed for the DCEC Product and/or DCNC Product by Newco and/or JVP, and/or an Affiliate of JVP and/or Newco:

(i)	customs and excise duties or other sales taxes (but, for the avoidance of doubt) not income or corporation tax), directly related to the sale of the DCEC Product and DCNC Product which are actually paid by Newco and/or JVP, and/or by an Affiliate of Newco and/or JVP;

(ii)	a discount from the gross sales proceeds to cover such normal costs as are incurred by Newco and/or JVP, and/or by an Affiliate of Newco and/or JVP, in respect of industry standard transport, shipping and insurance costs; and industry standard or mandatory discounts or rebates directly related to the sale of the DCEC Product and DCNC Product; and

(iii)	amounts repaid or credited by Newco and/or JVP, and/or by an Affiliate of Newco and/or JVP, consistent with its normal business practices for similar products, by reason of the rejection or return of goods.

“Newco” shall mean Curis Newco, Ltd. and its Affiliates.

“Newco Intellectual Property” shall have the meaning set forth in the JDOA.

“Party” shall mean Elan Corp, EPIL Shannon, EIS, JVP or Newco, as the case may be, and “Parties” shall mean all such parties together.

“Project” shall have the meaning set forth in the JDOA.

“Research and Development Program” shall mean “R&D Program(s),” as such term is defined in the JDOA.

“Territory” shall mean all of the countries of the world.

“United States Dollar” and “US$” and “$” shall mean the lawful currency of the United States of America.

2.	TERMINATION OF THE NEWCO AGREEMENTS

2.1.	Subject to the provisions of Clause 2.2 hereof, the Parties hereby agree to terminate the Newco Agreements, including without limitation, those provisions expressly stated to survive termination, in each case with effect from the Effective Date.

All the provisions of the Newco Agreements shall terminate forthwith with effect from the Effective Date and be of no further legal force or effect; provided that the definitions included in the Newco Agreements that are expressly referred to in this Agreement shall survive to the extent incorporated by reference herein.

2.2.	For the avoidance of doubt and without prejudice to the generality of the foregoing Clause 2.1, the Parties hereby acknowledge and agree as follows as of the Effective Date:

2.2.1.	the Management Committee and the R&D Committee (as such terms are defined in the JDOA) shall each be dissolved forthwith with effect from the Effective Date and thereby cease to have any function;

2.2.2.	the EIS Director, Kevin Insley, and his alternate director, Debra Moore Buryj, holding office with Newco immediately prior to the Effective Date shall resign;

2.2.3.	the nominees on the Management Committee of the EIS Director shall be deemed to have been removed from the Management Committee by the EIS Director immediately prior to the dissolution of the Management Committee;

2.2.4.	the nominees on the R&D Committee of the nominees on the Management Committee of the EIS Director, shall be deemed to have been removed from the R&D Committee by the nominees on the Management Committee of the EIS Director, immediately prior to the dissolution of the Management Committee pursuant to Clause 2.2.1;

2.2.5.	all rights granted to Newco pursuant to the Elan License Agreement to use the Elan Patents, the Elan Know-How, the Elan Improvements and any Elan trademarks shall terminate forthwith;

2.2.6.	with effect from the Effective Date, neither JVP nor Newco shall have any rights in or to the Elan Patents, the Elan Know-How, the Elan Improvements and/or any other patents, know-how or any other intellectual property rights whatsoever of Elan;

2.2.7.	with effect from the Effective Date, Elan shall not have any rights in or to the JVP Patents, the JVP Know-How, the JVP Improvements, the […***…] and/or any other patents, know-how or any other intellectual property rights whatsoever of JVP and/or […***…];

2.2.8.	Elan shall terminate or shall cause to be terminated any and all research and development work being conducted in connection with or pursuant to any Research and Development Program of Newco, the Newco Agreements, or otherwise on behalf of Newco;

2.2.9.	Elan shall terminate or cause to be terminated any and all technical services and assistance being conducted in connection with the Newco Agreements;

2.2.10.	for the avoidance of doubt, none of the Parties shall have any obligation to provide working capital, research or development funding, or other funding or financing of any nature to Newco; and

2.2.11.	Elan shall not have any obligation to pay any milestone payment or make any milestone investment to or in Newco or JVP whether relating to the Project, the achievement of any objectives set forth therein or otherwise.

2.3.	Each of the Parties acknowledges and agrees with the other Parties that, as of the Effective Date, no monies are owed or are refundable by any of the Parties to the others pursuant to the Newco Agreements, other than such sums owed to JVP and/or EIS by Newco pursuant to the JDOA as are set forth on Schedule 2.3, to be paid prior to the Effective Date.

For the avoidance of doubt, the Parties acknowledge that Newco is liable to pay any fees due and owing to Codan Corporate Administrative Services upon the Effective Date, and thereafter.

For the avoidance of doubt, this Clause 2.3 does not in any way negate or affect the provisions of Clause 6.4 (which relates to the Deferred Consideration).

3.	REPRESENTATIONS, WARRANTIES, CONFIRMATIONS AND INDEMNITIES

3.1.	Sub-licenses:

Newco represents and warrants to the other Parties that it has not granted any sub-licenses or any other rights of any nature to any third parties pursuant to the Elan License Agreement or the JVP License Agreement.

3.2.	JVP Shares:

JVP confirms to the other Parties that it is the legal and beneficial owner of the following:

3.2.1	6,000 shares of Newco Common Shares (as defined in the Securities Purchase Agreement); and

3.2.2	3,612 shares of Newco Preference Shares (as defined in the Securities Purchase Agreement).

3.3.	EIS Shares:

EIS confirms to the other Parties that it is the legal and beneficial owner of 2,388 shares of Newco Preference Shares (the “EIS Shares”).

3.4.	Balance Sheet:

JVP represents and warrants to the other Parties that the Balance Sheet is accurate in all material respects and that, since the Balance Sheet Date, there has been no material adverse change in the financial position or prospects of Newco.

JVP represents and warrants to the other Parties that there are no other creditors of Newco other than JVP as described in the Balance Sheet.

3.5.	Third party agreements / Orders / Claims:

3.5.1.	[…***…], as of the Effective Date, to its actual knowledge, Newco is not a party to, or bound by, any judgment, order, decree or other directive of or stipulation with any court or any governmental or regulatory authority.

3.5.2.	[…***…], to its actual knowledge, Newco is not a party to, or bound by, or is a third party beneficiary of any agreement with any third party, except for the Newco Agreements.

JVP further represents and warrants to the Parties that (a) JVP entered into third party agreements in connection with the Project in the name of Curis, Inc., (b) neither Newco nor any other Party nor any Elan Affiliate is named as party to, or bound by, or is a third party beneficiary of any such agreement with any third party. JVP acknowledges and agrees that it is solely liable for any expenses or undertakings, relating to such third party agreements.

In addition to the foregoing, the Parties agree that the indemnity in Clause 3.8.1 shall extend to any claims, losses, liabilities and/or damages arising from any third party agreements.

3.5.3	[…***…], as of the Effective Date, to its actual knowledge, there are no claims, suits or proceedings pending or threatened against Newco.

3.6	Regulatory Applications:

Each of the Parties confirms to the other Parties that, prior to and as of the Effective Date, […***…] no regulatory applications have been filed by Newco or by any Party with any government authority in any part of the world for any product, including without limitation, a DCEC Product, DCNC Product, and/or Newco Intellectual Property or otherwise howsoever in relation to the Project.

3.7	Exclusion of warranties / liability:

WITH REFERENCE TO THE TRANSFER BY EIS TO JVP OF THE EIS SHARES AS PROVIDED BY CLAUSE 6 ON THE EFFECTIVE DATE (BUT WITHOUT PREJUDICE TO EIS’S OBLIGATION UNDER CLAUSE 6.1.1 HEREOF TO TRANSFER THE EIS SHARES TO JVP FREE FROM ALL LIENS, CHARGES AND ENCUMBRANCES), THE PARTIES ACKNOWLEDGE AND AGREE THAT EIS AND ITS AFFILIATES MAKE NO REPRESENTATION OR WARRANTY OF ANY NATURE TO JVP OR ANY OTHER PERSON IN RELATION TO NEWCO OR ANY OF ITS AFFAIRS PAST, PRESENT OR FUTURE.

JVP ACKNOWLEDGES THAT IT IS ENTERING INTO THIS AGREEMENT IN RELIANCE EXCLUSIVELY ON ITS OWN BUSINESS JUDGMENT, THE INFORMATION WHICH HAS BEEN AVAILABLE TO IT AS A SHAREHOLDER OF NEWCO AND OTHERWISE AND ON THE DUE DILIGENCE IT HAS CARRIED OUT IN RELATION TO NEWCO.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL OTHER WARRANTIES, CONDITIONS OR REPRESENTATIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED BY THE PARTIES.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY BY REASON OF ANY REPRESENTATION OR WARRANTY, CONDITION OR OTHER TERM OR ANY DUTY OF COMMON LAW, OR UNDER THE EXPRESS TERMS OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL SPECIAL OR INCIDENTAL OR PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF CURRENT OR FUTURE PROFITS, LOSS OF ENTERPRISE VALUE OR OTHERWISE) AND WHETHER OCCASSIONED BY THE NEGLIGENCE OF THE RESPECTIVE PARTIES, THEIR EMPLOYEES OR AGENTS OR OTHERWISE.

3.8	Indemnity by JVP and Newco:

3.8.1	JVP and Newco, jointly and severally, hereby agree to indemnify and hold harmless Elan Corp, EPIL Shannon, EIS, and their respective Affiliates, officers, directors, agents, representatives, employees and shareholders, and any person holding office on or prior to the Effective Date as an EIS Director (as defined in the JDOA) (or any alternate director of the EIS Director) or as a member of the Management Committee or the R&D Committee (each such person or entity referred to as an “Indemnified Party”) against any claims, losses, liabilities or damages and expenses (including reasonable attorneys’ fees and expenses) incurred or sustained by such Indemnified Party arising in relation to any claim or proceedings made against Newco or an Indemnified Party which relate in any way to the activities of Newco, past present or future, including without limitation, claims arising with respect to the conduct of clinical trials (if any) by Newco, or by JVP or any other person or entity on behalf of Newco whether in connection with the Project or otherwise.

3.8.2	For the avoidance of doubt and without prejudice to the generality of Clause 3.8.1, JVP and Newco, jointly and severally, shall indemnify and hold harmless Elan against any claims, losses, liabilities or damages and expenses (including reasonable attorneys’ fees and expenses) which may arise in relation to any claim or proceedings made against Elan Corp or any of its Affiliates alleging infringement or other unauthorized use of the proprietary rights of a third party arising from the manufacture, importation, use, offer for sale, sale or other commercialization of the DCEC Product, DCNC Product, and/or the Newco Intellectual Property or any technology related thereto.

3.8.3	Notwithstanding any provision contained in this Clause 3.8 to the contrary, the indemnification obligations of JVP and Newco in Clause 3.8 shall not be applicable to the extent that any claims or proceedings of any third party arise from or relate to:

3.8.3.1 […***…];

3.8.3.2 […***…]; or

3.8.3.3 […***…].

3.9	Organization and authority:

Each of the Parties represents and warrants to the other Parties that it is a corporation duly organized and validly existing under the laws of its jurisdiction of organization and has all the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

3.10	Approvals:

Each of the Parties represents and warrants to the other Parties that no permit, authorization, consent or approval of or by (“Approval”), or any notification of or filing with (“Filing”), any person or entity (governmental or otherwise) is required in connection with the execution, delivery or performance of this Agreement by such Party, or if any such Approval or Filing is so required, that same has been obtained or filed prior to the Effective Date.

3.11	Investment Representations:

JVP hereby represents and warrants to the other Parties that, as of the Effective Date, (i) it is sophisticated in transactions of this type and capable of evaluating the merits and risks of its investment in Newco, (ii) it has not been formed solely for the purpose of making this investment and is acquiring the EIS Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof, and no other person has a direct or indirect interest, beneficial or otherwise in the EIS Shares, (iii) it understands that the EIS Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state and foreign securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and foreign securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of its representations as expressed herein and (iv) it understands that no public market now exists for any of the EIS Shares and that there is no assurance that a public market will ever exist for such shares.

3.12	Trademark Applications:

JVP represents and warrants to the other Parties that Newco and JVP have not filed for any trademark protection and has not adopted any trademark in connection with Newco’s business or any product or service provided thereunder.

3.13	Representation and Warranties as of the Effective Date:

Except where expressly stated otherwise, each of the representations and warranties in this Agreement are made as of the Effective Date.

4	INTELLECTUAL PROPERTY

4.1	Ownership:

On and following the Effective Date:

4.1.1	For the avoidance of doubt, the Elan Patents, the Elan Know-How, the Elan Improvements and/or the Elan Trademarks shall remain the sole and exclusive property of Elan.

Elan confirms that no Elan Improvements were developed pursuant to the Project, or otherwise pursuant to the Newco Agreements.

4.1.2	For the avoidance of doubt, the JVP Patents, the JVP Know-How, the JVP Improvements and/or the JVP Trademarks shall remain the sole and exclusive property of JVP.

A full list of the JVP Improvements developed pursuant to the Project, or otherwise pursuant to the Newco Agreements is set forth in Schedule 4.1.2.

JVP represents and warrants to the other Parties that Exhibit A represents a complete, true and accurate list of all DCEC Compounds Controlled by JVP as of the Effective Date.

4.1.3	All Newco Intellectual Property shall remain the sole and exclusive property of Newco.

A full list of the Newco Intellectual Property developed pursuant to the Project, or otherwise pursuant to the Newco Agreements, is set forth in Schedule 4.1.3.

5	RIGHTS RELATED TO SECURITIES

5.1	Nothing contained herein shall constitute a waiver of any right of EPIL Shannon or EIS or any of their respective successors and assigns with respect to their respective ownership of securities in JVP under any agreements of any kind in existence with JVP with respect thereto, which agreements shall remain unmodified and in full force and effect, except as set forth in Schedule 5.1 hereof or provided in Section 5.2.

5.2	Effective immediately prior to the Effective Date, EIS hereby waives the Exchange Right and acknowledges that such right is of no further force and effect.

6	SALE OF SHARES AND COMPLETION

6.1	Subject to the terms of this Agreement:

6.1.1	EIS shall sell as legal and beneficial owner and JVP shall purchase, free from all liens, charges and encumbrances and together with all rights now or hereafter attaching to them, the EIS Shares; and

6.1.2	the EIS Shares will be sold by EIS to JVP for a total initial consideration of $10 (the “Initial Consideration”) and the Deferred Consideration.

6.2	On the Effective Date, Elan and JVP shall take or (to the extent that the same is within its powers) cause to be taken the following steps prior to or at directors and shareholders meetings of Newco, or such other meetings, as appropriate:

6.2.1	the delivery by EIS to JVP of a stock transfer form in respect of the EIS Shares duly executed by EIS in favor of JVP or as it may direct together with the related share certificates;

6.2.2	the payment by JVP to EIS of the Initial Consideration;

6.2.3	the transfer to JVP (or as it may direct) of the share register, and all books and records of Newco in the possession of Elan (including any minute books and any company seal(s));

6.2.4	the change of the registered office of Newco from Clarendon House, 2 Church St., Hamilton, Bermuda to Appleby Spurling & Kempe, Cumberland House, Victoria Street, PO Box HM 1179, Hamilton HM EX, Bermuda;

6.2.5	the resignation of the EIS Director on Newco’s Board of Directors and any alternate director of the EIS Director;

6.2.6	the adoption of new Bye-Laws of Newco;

6.2.7	the modification, as appropriate, by board resolutions of Newco of matters such as the removal of EIS as book keeper for Newco, the removal of EIS representatives as authorized signatories of Newco’s bank account, the resignation of the Company Secretary and any other related matters whatsoever;

6.2.8	notifying the Bermuda Monetary Authority of the transfer of the EIS Shares; and

6.2.9	any other steps required by this Agreement.

6.3	On the Effective Date, the Parties shall consummate the transactions contemplated by Sections 1 and 2 of Schedule 5.1. In connection therewith, JVP shall deliver to EIS an opinion of counsel satisfactory to EIS with respect to the issuance by JVP to EIS of the Exchange Shares (as defined in Section 1 of Schedule 5.1).

6.4	Deferred Consideration

6.4.1	In consideration of the sale by EIS to JVP of the EIS Shares under Clause 6.1, JVP and its Affiliates (except for Newco) shall be jointly and severally liable to pay to EIS deferred consideration (“Deferred Consideration”), which shall be calculated as follows:

(1)	If Newco and/or JVP, and/or an Affiliate of Newco and/or JVP, sells the Deferred Consideration New Compounds Product In Market, then […***…]% of Net Sales […***…] in the Territory shall be payable to EIS during the Deferred Consideration Period;

(2)	If Newco and/or JVP, and/or an Affiliate of Newco and/or JVP, sells the Deferred Consideration Existing Compounds Product In Market, then […***…]% of Net Sales […***…] in the Territory shall be payable to EIS during the Deferred Consideration Period; and

(3)	If Newco and/or JVP, and/or an Affiliate of Newco and/or JVP, enters into a Commercialization Agreement with any third party then […***…]% of Net Revenues in the Territory shall be payable to EIS during the Deferred Consideration Period; provided, however, that […***…]

shall not be included in the calculation of Deferred Consideration.

7	CONFIDENTIALITY

7.1	Confidentiality:

7.1.1	For purposes of this Clause 7.1 only, “Parties” shall mean the Elan Parties on the one hand and the Curis Parties on the other hand. “Elan Parties” shall mean Elan Corp., EPIL Shannon, and EIS; and the “Curis Parties” shall mean JVP and Newco. The Parties agree that it may be necessary pursuant to this Agreement, from time to time, to disclose to each other confidential and proprietary information, including without limitation, inventions, trade secrets, specifications, designs, data, know-how and other proprietary information, processes, services and business of the disclosing Party.

The foregoing together with the terms of this Agreement shall be referred to collectively as “Additional Confidential Information”.

The Parties also agree that it may have been necessary to disclose to each other Confidential Information (as defined in the JDOA) pursuant to the Newco Agreements […***…].

Together Additional Confidential Information and Confidential Information shall be referred to collectively as “Proprietary Information”.

7.1.2	Save as otherwise specifically provided herein, and subject to Clause 7.2 and 7.3, each Party shall disclose Proprietary Information of another Party only to those employees, representatives and agents requiring knowledge thereof in connection with fulfilling the Party’s obligations under this Agreement, and not to any other third party.

Each Party further agrees to inform all such employees, representatives and agents of the terms and provisions of this Agreement relating to Proprietary Information and their duties hereunder and to obtain their agreement hereto as a condition of receiving Proprietary Information.

Each Party shall exercise the same standard of care as it would itself exercise in relation to its own confidential information (but in no event less than a reasonable standard of care) to protect and preserve the proprietary and confidential nature of the Proprietary

Information disclosed to it by another Party.

Each Party shall promptly, upon request of another Party, return all documents and any copies thereof containing Proprietary Information belonging to, or disclosed by, such Party, save that it may retain one copy of the same solely for the purposes of ensuring compliance with this Clause 7.

7.1.3	Any breach of this Clause 7 by any person informed by one of the Parties is considered a breach by the Party itself.

7.1.4	Proprietary Information shall be deemed not to include:

(1)	information which is in the public domain;

(2)	information which is made public through no breach of this Agreement;

(3)	information which is independently developed by a Party, as evidenced by such Party’s records;

(4)	information that becomes available to a receiving Party on a non-confidential basis, whether directly or indirectly, from a source other than another Party, which source did not acquire this information on a confidential basis.

7.1.5	The provisions relating to confidentiality in this Clause 7 shall […***…] remain in effect during the term of this Agreement, and for a period of 10 years following the Effective Date of this Agreement.

7.1.6	The Parties agree that the obligations of this Clause 7 are necessary and reasonable in order to protect the Parties’ respective businesses, and each Party agrees that monetary damages may be inadequate to compensate a Party for any breach by another Party of its covenants and agreements set forth herein.

The Parties agree that any such violation or threatened violation may cause irreparable injury to a Party and that, in addition to any other remedies that may be available, in law and equity or otherwise, each Party shall be entitled to seek injunctive relief against the threatened breach of the provisions of this Clause 7, or a continuation of any such breach by another Party, specific performance and other equitable relief to redress such breach together with damages and reasonable counsel fees and expenses to enforce its rights hereunder.

7.2	Announcements:

Subject to Clause 7.3, no announcement or public statement concerning the existence, subject matter or any term of this Agreement shall be made by or on behalf of any Party without the prior written approval of the other Parties.

The terms of any such announcement shall be agreed in good faith by the Parties.

7.3	Required Disclosures:

7.3.1	A Party (the “Disclosing Party”) will be entitled to make an announcement or public statement concerning the existence, subject matter or any term of this Agreement, or to disclose Proprietary Information that the Disclosing Party is required to make or disclose pursuant to:

(1)	a valid order of a court or governmental authority; or

(2)	any other requirement of law or any securities or stock exchange;

provided that if the Disclosing Party becomes legally required to make such announcement, public statement or disclosure hereunder, the Disclosing Party shall give the other Parties prompt notice of such fact to enable the other Parties to seek a protective order or other appropriate remedy concerning any such announcement, public statement or disclosure.

The Disclosing Party shall fully co-operate with the other Parties in connection with that other Party’s or Parties’ efforts to obtain any such order or other remedy.

If any such order or other remedy does not fully preclude announcement, public statement or disclosure, the Disclosing Party shall make such announcement, public statement or disclosure only to the extent that the same is legally required.

7.4	Each of the Parties shall be entitled to provide a copy of this Agreement (and any subsequent amendments hereto) when fully executed and delivered by the Parties, and the Newco Agreements, to a potential investor (and legal and financial advisors thereof) in connection with financing activities, to a potential third party purchaser in connection with Clause 10.2.1(2) and, in the case of EIS (and/or any Affiliate of EIS), in connection with Clause 10.2.2; provided, however, that the relevant third party or assignee has entered into a confidentiality agreement on terms no less protective than the terms of this Clause 7.

8	WAIVER OF ACCRUED RIGHTS/MUTUAL RELEASES

8.1	With effect from the Effective Date, each Party and each of its Affiliates (“Releasor”):

8.1.1	waives any accrued rights that Releasor may have accrued against the other Parties and each of its Affiliates, officers, directors, representative, agents and employees and the assigns and successors in interest of any of the foregoing entities (“Releasees”), whether known or unknown, foreseen or unforeseen, fixed or contingent, of any nature whatsoever from the beginning of time to the Effective Date under the Newco Agreements; and

8.1.2	fully and finally releases and discharges the Releasees from any and all manner of actions, claims, promises, debts, sums of money, demands, obligations, in law or in equity, directly or indirectly, whether known or unknown, foreseen or unforeseen, fixed or contingent, of any nature whatsoever that Releasor may have by reason of any act, omission, matter, provision, cause or thing whatsoever from the beginning of time to the Effective Date under the Newco Agreements.

8.2	For the avoidance of doubt the provisions of this Clause 8 shall not in any way act as a waiver by any of the Parties in respect of any of the provisions set forth in this Agreement (including, for the avoidance of doubt, Clause 3.8.1).

9	PAYMENTS, REPORTS AND AUDITS

9.1	With reference to Clause 6.4, JVP and/or Newco, and/or any Affiliate of JVP and/or Newco, shall […***…] following the execution of any Commercialization Agreement (and any subsequent amendment thereto), provide Elan with a copy of the financial provisions and any other relevant terms of such Commercialization Agreement.

9.2	JVP and Newco shall keep true and accurate records of Net Revenues and Net Sales and any deductions made in calculating same. Where JVP and/or Newco have Net Revenues and/or Net Sales, JVP and/or Newco, as the case may be, shall deliver to EIS a written statement (the “Statement”) thereof within […***…] days following the end of each calendar quarter (or any part thereof). The financial officers of EIS and JVP shall agree upon the precise format of the Statement.

9.3	Payments due on Net Revenues and Net Sales on amounts in a currency other than US Dollars shall first be calculated in the foreign currency and then converted to US Dollars on the basis of the exchange rate in effect for the purchase of US Dollars with such foreign currency quoted in the Wall Street Journal (or comparable publication if not quoted in the Wall Street Journal).

9.4	Any income or other taxes which JVP and/or its Affiliates (excluding Newco) are required by law to pay or withhold on behalf of EIS with respect to such Deferred Consideration payments under this Agreement shall be deducted from the amount of such Deferred Consideration payments. JVP and/or its Affiliates (excluding Newco), as the case may be, shall furnish EIS with proof of such payments. JVP and/or its Affiliates (excluding Newco), as the case may be, shall promptly provide EIS with a certificate or other documentary evidence to enable EIS to support a claim for a refund or a foreign tax credit with respect to any such tax so withheld or deducted by JVP and/or its Affiliates (excluding Newco), as the case may be. The Parties will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax treaty or under any other applicable law, in order to enable JVP and/or its Affiliates (excluding Newco), as the case may be, to make such payments to EIS without any deduction or withholding.

9.5	Payment of monies hereunder shall be made by JVP and/or its Affiliates (excluding Newco), as the case may be to EIS within […***…] days of the Statement.

All payments due hereunder shall be made in U.S. Dollars.

9.6	All payments due hereunder shall be made to the designated bank account of EIS in accordance with such timely written instructions as EIS shall from time to time provide.

9.7	Without prejudice to EIS’s other remedies hereunder, JVP and/or its Affiliates (excluding Newco), as the case may be, shall pay interest to EIS on sums not paid to EIS on the date on which payment should have been made pursuant to the applicable provisions of this Agreement (“Due Date”) over the period from the Due Date until the date of actual payment (both before and after judgment) at the Prime Rate publicly announced by Morgan Guaranty Trust Company of New York at its principal office on the Due Date (or next to occur business day, if such date is not a business day) plus […***…] %, such interest payable on demand from time to time and compounded monthly.

9.8	For the […***…] day period following the close of each calendar year of the Agreement, JVP and/or its Affiliates (excluding Newco), as the case may be, will, in the event that EIS reasonably requests such access, provide EIS’ independent certified accountants (reasonably acceptable to

JVP) with access, during regular business hours and subject to the confidentiality provisions as contained in this Agreement, to JVP’s and/or its Affiliates (excluding Newco), as the case may be, books and records solely for the purpose of verifying the accuracy and reasonable composition of the calculations hereunder for the calendar year then ended.

9.9	In the event that JVP and/or Newco, and/or an Affiliate of JVP and/or Newco, shall sell the DCEC Product or DCNC Product to any third party, or enter into any Commercialization Agreement with respect thereto with any third party, together with other products of JVP and/or Newco, and/or an Affiliate of JVP and/or Newco, by the method commonly known in the pharmaceutical industry as “bundling” and the price attributable to the DCEC Product or DCNC Product is less than the average price which would have been attributable thereto on an “arms length” basis, the Net Sales or Net Revenues attributable thereto hereunder shall be adjusted by the Parties to reflect an average price on an “arms length” basis.

10	GENERAL

10.1	Governing law and jurisdiction:

10.1.1	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles under the laws of the State of New York.

10.1.2	For the purposes of this Agreement, the Parties submit to the nonexclusive jurisdiction of the State and Federal Courts of New York.

10.2	Assignment:

10.2.1	Subject to Clause 10.2.2 and Clause 10.2.3, this Agreement shall not be assigned by any Party without the prior written consent of the others, save that any Party:

(1)	may assign this Agreement in whole or in part and delegate its duties hereunder to its Affiliate or Affiliates without such consent; and

(2)	may assign its rights and obligations to a successor (whether by merger, consolidation, reorganization or other similar event) or purchaser of all or substantially all of its assets relating to such Party’s technology related to this Agreement, provided that such successor or purchaser has agreed in writing to assume all of such Party’s rights and obligations hereunder and a copy of such assumption is provided to the other Parties.

10.2.2	EIS (and/or any Affiliate) shall be entitled to assign the rights of EIS (or any Affiliate) to the Deferred Consideration under Clause 6.4 without the consent of any other Party hereto. EIS (and/or any Affiliate) shall notify the other Parties hereto of any such assignment within a reasonable time following any such assignment.

10.2.3	For the avoidance of doubt, nothing in this Clause 10.2 shall affect the provisions governing assignment of securities in Schedule 5.1 hereof.

10.3	Notices:

10.3.1	Any notice to be given under this Agreement shall be sent in writing in English by registered airmail, internationally recognized courier or telefaxed to the following addresses:

If to Curis at:

61 Moulton Street

Cambridge, MA 02138-1118

USA

Attention:        President

Telephone: 617-503-6500

Fax: 617-503-6501

with a copy to:

61 Moulton Street

Cambridge, MA 02138-1118

USA

Attention:        General Counsel

Telephone: 617-503-6500

Fax: 617-503-6501

If to Newco at:

Curis Newco Ltd.

Appleby Spurling & Kempe

Cumberland House

Victoria Street

PO Box HM 1179

Hamilton HM EX

Bermuda

Attention: Ned Jackson

Telephone: 441-298-3558

Fax: 441-298-3498

If to Elan Corp, EIS and/or EPIL Shannon at:

Elan Corporation, plc

Elan Pharma International Limited

Elan International Services, Ltd.

c/o Elan International Services, Ltd.

102 St. James Court

Flatts,

Smiths FL04

Bermuda

Attention:        Secretary

Telephone:      441 292 9169

Fax:                 441 292 2224

with a copy to Neuralab at:

Neuralab Limited

Clarendon House,

2 Church St.

Hamilton,

Bermuda

Attention:        Secretary

Telephone:

Fax:

If to Neuralab at:

Neuralab Limited

Clarendon House,

2 Church St.

Hamilton,

Bermuda

Attention:        Secretary

Telephone:

Fax:

or to such other address (es) and telefax numbers as may from time to time be notified by any Party to the others hereunder.

10.3.2	Any notice sent by mail shall be deemed to have been delivered within […***…] days after dispatch or delivery to the relevant courier and notice sent by fax shall be deemed to have been delivered upon confirmation receipt. Notice of change of address shall be effective upon receipt.

10.4	Waiver:

No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

10.5	Severability:

If any provision in this Agreement is agreed by the Parties to be, or is deemed to be, or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto:

10.5.1	such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable; or

10.5.2	if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of this Agreement or such earlier date as the Parties may agree, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

10.6	Further Assurances:

At the request of any of the Parties, the other Party or Parties shall (and shall use reasonable efforts to procure that any other necessary parties shall) execute and perform all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting Party the full benefit of the terms hereof.

10.7	Successors:

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

10.8	Amendments:

No amendment, modification or addition hereto shall be effective or binding on any Party unless set forth in writing and executed by a duly authorized representative of each Party. Notwithstanding anything contained herein to the contrary, Elan and its Affiliates may, at Elan and its Affiliates sole discretion and without requiring the prior consent or any other act or document whatsoever of JVP or Newco, amend this Agreement to delete Clause 6.4, Clause 9 and any other applicable definitions and Clauses relating to the payment and receipt of Deferred Consideration.

10.9	Counterparts:

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

10.10	Costs:

Each Party shall bear its own costs and expenses in connection with the transactions contemplated by this Agreement.

10.11	Force Majeure:

No Party to this Agreement shall be liable for failure or delay in the performance of any of its obligations hereunder if such failure or delay results from Force Majeure, but any such failure or delay shall be remedied by such Party as soon as practicable; provided, however, that, no Party to this Agreement shall be excused for a failure or delay in the performance of any of its payment obligations hereunder, even if such failure or delay results from Force Majeure.

10.12	Relationship of the Parties:

The Parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create or establish an employment,

agency, joint venture, or partnership relationship between the Parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of another Party. No Party shall have any express or implied power to enter into any contracts, commitments or negotiations or to incur any liabilities in the name of, or on behalf of, another Party, or to bind another Party in any respect whatsoever.

10.13	Entire agreement:

10.13.1	This Agreement sets forth all of the agreements and understandings between the Parties with respect to the subject matter hereof. There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties other than as set forth in this Agreement.

10.13.2	No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between the Parties unless specifically provided herein and only to the extent so specified.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF the Parties have executed this Agreement.

SIGNED

BY:    /s/ Debbie Buryj

for and on behalf of

Elan Corporation, plc

SIGNED

BY:    /s/ Debbie Buryj

for and on behalf of

Neuralab Limited

SIGNED

BY:    /s/ Kevin Insley

for and on behalf of

Elan International Services, Ltd.

SIGNED

BY:    /s/ Kevin Insley

for and on behalf of

Elan Pharma International Limited

SIGNED

BY:    /s/ Daniel Passeri

for and on behalf of

Curis Newco, Ltd

SIGNED

BY:    /s/ Daniel Passeri

for and on behalf of

Curis, Inc.

EXHIBIT A

DCEC COMPOUNDS

I	Hedgehog Small Molecule Agonist Compounds:

[…***…]

II.  Hedgehog Protein Compounds:

[…***…]

SCHEDULE 1

BALANCE SHEET

[…***…]

SCHEDULE 2.3

Payments

[…***…]

3

SCHEDULE 4.1.2

JVP IMPROVEMENTS

[…***…]

4

SCHEDULE 4.1.3

NEWCO INTELLECTUAL PROPERTY

[…***…]

5

SCHEDULE 5.1

RIGHTS RELATED TO THE SECURITIES;

AMENDMENTS TO THE FINANCE DOCUMENTS

1.	Exchange and Cancellation of Series A Preferred Stock; Issuance of Common Stock

On the Effective Date:

(a)	EIS hereby (i) surrenders to Curis for cancellation (the “Series A Exchange”) all 1,000 shares of Series A Preferred Stock, par value $.01 per share, of Curis (“Series A Preferred Stock) owned of record by EIS, and (ii) waives its right to receive payment of all mandatory paid-in–kind dividends payable to EIS with respect to such Series A Preferred Stock through the Effective Date, and not heretofore paid under Section 2(c) of Article I of Curis’s Certificate of Designations, in consideration for the issuance by Curis to EIS of an aggregate of 2,878,782 shares (the “Exchange Shares”) of common stock, par value $.01 per share, of Curis (“Common Stock”), as evidenced by certificate no. , dated the Effective Date, issued to EIS, for the Exchange Shares, receipt of which is hereby acknowledged by EIS.

(b)	Upon cancellation, such shares of Series A Preferred Stock shall cease to be outstanding and all rights, preferences and privileges theretofore represented by such shares shall terminate in full.

After giving effect to the foregoing, on the Effective Date, EIS shall be the holder of record of 3,425,230 shares of Common Stock.

Curis represents and warrants to EIS that: (a) when issued and sold against payment therefor as provided herein, the Exchange Shares shall be validly issued and fully paid and non-assessable, (b) the Exchange Shares have not been issued in violation of any preemptive rights, and are free of any liens or encumbrances, other than (i) liens or encumbrances created by EIS and (ii) restrictions on transfer under applicable securities laws; (b) the issuance and sale of the Exchange Shares have been duly authorized by all requisite corporate action on the part of Curis, and (c) the issuance and sale of the Exchange Shares do not violate, conflict with or constitute or result in a breach or default under (or an event which with notice or passage of time or both would constitute a default) or give rise to any right of termination, cancellation or acceleration under (i) the Certificate of Incorporation or bylaws of Curis, (ii) any applicable law, statute, rule or regulation, or any ruling, writ, injunction, order,

6

judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to Curis or any of its properties or assets or (iii) any contract, indenture, mortgage, deed of trust, lease, agreement or other instrument to which Curis is a party or by which Curis or any of its properties is bound.

2.	Partial Prepayment of Convertible Promissory Note; Amendment and Restatement of Convertible Promissory Note

On the Effective Date, the following actions are being taken with respect to the Convertible Promissory Note, with respect to which the parties acknowledge and agree that $4,864,372 of principal (including capitalized interest) and accrued and unpaid interest was outstanding as of December 31, 2002:

(a)        One Million Five Hundred Thousand Dollars ($1,500,000), consisting of principal (including capitalized interest) and accrued and unpaid interest, is being prepaid in cash to EPIL Shannon or its designee, receipt of which prepayment is hereby acknowledged by EPIL Shannon.

(b)        Four Hundred Thousand Dollars ($400,000) of principal (including capitalized interest) and accrued and unpaid interest is hereby forgiven by EPIL Shannon.

(c)        Curis hereby issues and delivers to EPIL Shannon or its designee an amended and restated Convertible Promissory Note (the “Amended and Restated Note”) in the principal amount of Three Million Dollars ($3,000,000), due and payable on July 18, 2007, bearing interest at the annual rate of 6%, convertible into Common Stock at a Conversion Price of $10.00 per share, and containing such other terms as are set forth in the form of Amended and Restated Note attached hereto as Exhibit 1, which supersedes and replaces the Convertible Promissory Note in its entirety. Receipt of the Amended and Restated Note is hereby acknowledged by EPIL Shannon.

No further advances shall be made under the Amended and Restated Note.

Curis represents and warrants to EPIL Shannon that (a) the execution and delivery of the Amended and Restated Note have been duly authorized by all requisite corporate action on the part of Curis, and (b) the execution and delivery of the Amended and Restated Note do not violate, conflict with or constitute or result in a breach or default under (or an event which with notice or passage of time or both would constitute a default) or give rise to any right of termination, cancellation or acceleration under (i) the Certificate of Incorporation or bylaws of Curis, (ii) any applicable law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to Curis or any of its properties or assets or (iii) any contract, indenture, mortgage,

7

deed of trust, lease, agreement or other instrument to which Curis is a party or by which Curis or any of its properties is bound.

3.	Development Funding

Section 1(e) (“Advances under the Note”) of the Securities Purchase Agreement is hereby deleted in its entirety and is of no further force or effect whatsoever as of the Effective Date.

4.	Transfer Restrictions

The following provisions are hereby amended as follows, effective as of the Effective Date:

Section 1(f) (“Exemption from Registration; Legend”) of the Securities Purchase Agreement (as to second legend only) is hereby deleted in its entirety and is of no further force and effect.

Section 16 (“Assignments”) of the Securities Purchase Agreement is hereby amended by (i) deleting the word “permitted” in the first sentence thereof, (ii) deleting the second and third sentences thereof in their entirety, and (iii) adding a new second sentence to read as follows: “Notwithstanding the foregoing, the Company shall not assign all or any part of this Agreement without the prior written consent of the other parties”.

Section 10 (“Transfer of Registration Rights”) of the JVP Registration Rights Agreement is hereby amended by deleting subsections (b) and (d) thereof.

Section 14(d) (“Successors and Assigns”) of the JVP Registration Rights Agreement is hereby amended by deleting the word “permitted” in the first and second sentences thereof.

Section 5(a)(i) of the Warrant is hereby deleted in its entirety and replaced by the following: “This Warrant may be transferred or assigned by the Holder, in whole or in part. This Warrant and all of the provisions hereof shall be binding upon and inure to the benefit of the Holders and their respective successors and assigns. The Company shall not assign any of its rights or obligations hereunder.”

In addition to the foregoing, any and all other provisions, legends or requirements for legends in any way, directly or indirectly, limiting or conditioning the free transfer, alienation or assignment of the securities of JVP and associated rights issued by JVP to any of EIS or EPIL Shannon or their respective subsidiaries or Affiliates are hereby deleted in their entirety and are of no further force and effect (other than any holdback agreements contemplated by the JVP Registration Rights Agreement). The Parties hereby agree that the transfer of such securities of JVP are thus no longer subject to contractual restrictions on transfer of any kind

8

(other than any holdback agreements contemplated by the JVP Registration Rights Agreement). The Parties recognize that such securities remain subject to restrictions imposed under applicable securities laws. JVP will use commercially reasonable efforts to inform its transfer agent, and co-operate with the holder of such securities to confirm with prospective third party transferees from time to time, of the elimination of such restrictions and, if the certificate representing such securities is legended to reflect a contractual restriction, JVP shall, if requested by the holder of such securities, shall re-issue such securities without such restrictive legend.

5.	Board Seat

Effective as of the Effective Date, the Board Seat Letter Agreement is hereby superseded and replaced in its entirety by the following:

(1) Subject to the requirements of the General Corporation Law of the State of Delaware, upon the request of EIS, (a) the Company will elect a representative of EIS to the vacancy on Curis’s Board of Directors (the “Curis Board”), which representative shall be reasonably acceptable to Curis (such approval by Curis not to be unreasonably withheld or delayed) (provided that if no vacancy shall exist on the Curis Board at the time of such request, the Curis Board shall create a new directorship on the Curis Board) and (b) if EIS shall not have designated such an individual at the time of any meeting of the Curis Board or such person was not elected or is otherwise not currently serving on the Curis Board, Curis shall give notice to EIS of each meeting of the Curis Board and in such event, an individual selected by EIS shall be permitted to attend all meetings of the Curis Board and to receive all notices and other correspondence and communications sent to members of the Curis Board; and

(2) commencing on the date that EIS, directly or indirectly, owns less than five percent (5%) of the shares of Curis’s Common Stock and/or common stock equivalents, collectively, on a fully-diluted basis, the rights of EIS set forth in paragraph (1) above shall terminate.

The rights of EIS set forth in paragraph (1) above shall be assignable by EIS or its assignees or transferees upon a transfer of such holder’s shares of Common Stock and/or common stock equivalents.

Curis will take all necessary or appropriate steps to effect the nomination of the EIS representative or any replacement for such representative.

6.	Covenants/Exchange Right/Pledge of Exchange Shares

9

Section 4(a) (“Certain Covenants”) of the Securities Purchase Agreement is hereby deleted it in its entirety, effective as of the Effective Date.

Section 5(c) (“Conversion and Exchange Rights.”) of the Securities Purchase Agreement is hereby deleted it in its entirety, effective as of the Effective Date.

Section 6 (“Pledge of Exchange Shares”) of the Securities Purchase Agreement is hereby deleted it in its entirety, effective as of the Effective Date.

7.	Registration Rights Agreement

Section 2(a) of the JVP Registration Rights Agreement is hereby amended, effective as of the Effective Date, by inserting the following sentence at the end thereof:

“Notwithstanding the foregoing, so long as the Company is entitled to use Form S-3 under the Securities Act, the Holders, collectively, shall be permitted unlimited Demand Registrations hereunder on Form S-3, or any similar short-form registration (a “Short-Form Registration”), if available; provided that the Holders, collectively, will be entitled to request only one Short-Form Registration in any 12-month period.”

The definition of “Registrable Securities” is hereby amended, effective as of the Effective Date, to include the Exchange Shares.

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EXHIBIT 1

FORM OF AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE

THIS AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND NO INTEREST THEREIN MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES SHALL BE EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (2) SUCH SECURITIES ARE TRANSFERRED PURSUANT TO RULE 144 PROMULGATED UNDER THE ACT (OR ANY SUCCESSOR RULE) OR (3) CURIS, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL FOR THE HOLDER OF THIS CONVERTIBLE PROMISSORY NOTE SATISFACTORY TO CURIS, INC. THAT NO VIOLATION OF THE ACT OR SIMILAR STATE SECURITIES LAWS WILL BE INVOLVED IN SUCH TRANSFER.

CURIS, INC.

AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE

U.S.$3,000,000 (excluding capitalized interest)	Originally issued: July 18, 2001

Amended and Restated: May __, 2003

The undersigned, Curis, Inc., a Delaware corporation with offices at 61 Moulton Street, Cambridge, Massachusetts 02138-1118 (the “Company”), unconditionally promises to pay to Elan Pharma International Limited, an Irish private limited liability company (“EPIL”), or its assigns, transferees and successors (collectively with EPIL, the “Holder”), on July 18, 2007 (the “Maturity Date”), at such place as may be designated by the Holder to the Company, the principal amount of U.S.$3,000,000 (excluding capitalized interest), together with interest thereon accrued at a rate per annum set forth in Section 2 hereof from and after May _, 2003, compounded on a semi-annual basis, the initial such compounding to commence on July 18, 2003 and thereafter on each one-year anniversary of July 18, 2003 and 180 days thereafter (each such date, a “Compounding Date”).

SECTION 1.  SECURITIES PURCHASE AGREEMENT.

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This Note was originally issued pursuant to a Securities Purchase Agreement dated as of July 18, 2001, as amended, by and among the Company, Elan International Services, Ltd., a Bermuda exempted limited liability company and an affiliate of EPIL (“EIS”), and EPIL (as amended at any time, the “Securities Purchase Agreement”), and the Holder hereof is intended to be afforded the benefits thereof, including the representations and warranties set forth therein. Capitalized terms used but not otherwise defined herein shall, unless otherwise indicated, have the meanings given such terms in the Securities Purchase Agreement.

SECTION 2.  PAYMENTS OF PRINCIPAL AND INTEREST.

(a)        Unless earlier (i) converted in accordance with the terms of Section 4 below or (ii) repaid in accordance with the terms hereof, the entire outstanding principal amount of this Note (including capitalized interest, if any), together with any accrued interest thereon (the “Outstanding Amount”), shall be due and payable on the Maturity Date, at the option of the Company, in cash or, subject to applicable regulatory approvals, by the issuance of such number of shares of Common Stock equal to the Outstanding Amount divided by the Fair Market Value per share of Common Stock.

The “Fair Market Value” of one share of Common Stock shall be deemed to be the average of the closing sale prices for the Common Stock over the 30 trading day period ending one trading day prior to the date of conversion or the Maturity Date, as the case may be.

(b)        Accrued interest hereon shall not be paid in cash, but shall be capitalized and added to the principal amount outstanding hereunder on each Compounding Date. Accrued interest hereon shall be due and payable in arrears on each Compounding Date. Interest shall accrue on this Note at a rate per annum of 6%.

SECTION 3.  [INTENTIONALLY OMITTED].

SECTION 4.  CONVERSION.

(a)        Conversion Right.

(i)        Until this Note is repaid in full, the Holder shall have the right, at any time after the second anniversary of the Initial Closing Date, in its sole discretion, to convert all or any portion of the Outstanding Amount (the “Conversion Right”) into such number of shares of Common Stock that shall be obtained by dividing the Outstanding Amount by U.S.$10.00 per share (subject to adjustment as provided below in this Section 4, the “Conversion Price”). Notwithstanding the above, in the event that there shall occur any consolidation, merger or

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reorganization of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the holders of the outstanding voting securities of the Company immediately prior to such consolidation, merger or reorganization, own 50% or less of the outstanding voting securities of the survivor corporation (or the parent company of the survivor corporation) or resulting entity immediately after such consolidation, merger or reorganization, then the Outstanding Amount shall, immediately prior to the consummation thereof, at the option of the Holder and subject to applicable regulatory approvals, be converted into the same number of shares of Common Stock into which such shares are convertible pursuant to the immediately preceding sentence (a “Significant Transaction Conversion”).

(ii)        The Holder shall be entitled to exercise the Conversion Right from time to time as to the unconverted portion of this Note upon at least 10 days’ prior written notice to the Company, such notice to be in the form attached hereto as Annex I. Within 10 days of the conversion date specified in such notice, or within 10 days of the election by the Holder to compel a Significant Transaction Conversion, the Company shall issue appropriate stock certificates to the Holder (or such affiliate designated by the Holder) representing the aggregate number of shares of Common Stock due to the Holder as a result of such conversion. The Holder and the Company shall take all other necessary or appropriate actions in connection with or to effect such conversion.

(b)        Certain Adjustments.

(i) Adjustment for Common Stock Dividends and Distributions. If, at any time after the Initial Closing Date, the Company makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents, in each such event the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock and Common Stock Equivalents issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock and Common Stock Equivalents issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock or Common Stock Equivalents issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(b)(i) to reflect the actual payment of such dividend or distribution.

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A “Common Stock Equivalent” shall mean each share of Common Stock into which securities or property or rights are convertible, exchangeable or exercisable for or into shares of Common Stock, or otherwise entitle the holder thereof to receive directly or indirectly, any of the foregoing.

(ii)        Adjustments for Stock Splits, Stock Subdivisions and Combinations. If, at any time after the Initial Closing Date, the Company subdivides or combines the Common Stock, (A) in the case of a subdivision (including a stock split), the Conversion Price in effect immediately prior to such event shall be proportionately decreased and the number of shares of Common Stock purchasable thereunder shall be proportionately increased, and (B) in the case of a combination (including a reverse stock split), the Conversion Price in effect immediately prior to such event shall be proportionately increased and the number of shares of Common Stock purchasable thereunder shall be proportionately decreased. Any adjustment under this Section 4(b)(ii) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(iii)        Adjustments for Reclassification, Reorganization and Consolidation. In case of (A) any reclassification, reorganization, change or conversion of securities of the Common Stock (other than a change in par value, or from par value to no par value) into other shares or securities of the Company, or (B) any merger or consolidation of the Company with or into another entity (other than a merger or consolidation with another entity in which the Company is the acquiring and the surviving entity and that does not result in any reclassification or change of the Common Stock), or (C) any sale of all or substantially all the assets of the Company, the Holder shall have the right to receive, in lieu of the shares of Common Stock into which this Note is convertible, the kind and amount of shares of stock and other securities, money and property receivable upon such reclassification, reorganization, change, merger or consolidation upon conversion by the Holder of the maximum number of shares of Common Stock into which this Note could have been converted immediately prior to such reclassification, reorganization, change, merger or consolidation, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. The provisions of this clause (iii) shall similarly attach to successive reclassifications, reorganizations, changes, mergers or consolidations.

(c)        Other Distributions.    In the event the Company provides the holders of its Common Stock with consideration that is not otherwise addressed in this Section 4 (including, without limitation, declaring a distribution payable in securities, assets, cash or evidences of indebtedness issued by other persons or the Company (excluding cash dividends declared and paid by the Company out of retained earnings), then, in each such case, the Holder shall be entitled to a pro rata share of any such distribution as though the Holder was a holder of the number of shares of Common Stock of the Company as though this Note had been converted in whole as of the record date fixed for the

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determination of the holders of Common Stock of the Company entitled to receive such distribution.

(d)        Recapitalizations.  If at any time there occurs a recapitalization of the Common Stock (other than a subdivision, combination, or merger or sale of assets provided for in Section 4), the Holder shall be entitled to receive upon conversion of this Note the number of shares of capital stock or other securities or property of the Company or otherwise, to which a holder of the Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the Holder after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of this Note) shall be applicable after that event as nearly equivalent as may be practicable.

(e)        No Impairment.  The Company shall not, by amendment of its Certificate of Incorporation or bylaws or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

(f)        Notice of Adjustments.  Whenever the consideration issuable upon a conversion hereunder shall be changed pursuant to this Section 4, the Company shall prepare a certificate setting forth, in reasonable detail, the event requiring the change and the kind and amount of shares of stock and other securities, money and property subsequently issuable upon a conversion hereof. Such certificate shall be signed by its chief financial officer and shall be delivered to the Holder or such other person as the Holder or any successor notice recipient may designate.

(g)        Fractional Shares; Rounding.  No fractional shares of Common Stock will be issued in connection with any conversion hereunder. All shares of Common Stock (including fractions thereof) issuable upon conversion of this Note shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the closing price of the Company’s Common Stock on the Nasdaq National Market (or any other national securities exchange on which the Common Stock is then

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traded) on the day immediately preceding the conversion. All calculations under this Section 4 shall be made to the nearest cent or to the nearest share, as the case may be.

SECTION 5.  EVENTS OF DEFAULT.

The occurrence of any of the following events shall constitute an event of default (an “Event of Default”):

(a)        a default in the payment of the principal amount of this Note, when and as the same shall become due and payable;

(b)        a default in the payment of any accrued and unpaid interest on this Note, when and as the same shall become due and payable;

(c)        a breach by the Company of its obligations under any of the Joint Venture Termination Agreement, dated of even date herewith, among the Company, Curis Newco, Ltd., EPIL, Elan Corporation, plc and Elan International Services, Ltd., this Note, the Securities Purchase Agreement, the Warrant (as defined in the Securities Purchase Agreement) and the Company Registration Rights Agreement (as defined in the Securities Purchase Agreement) (collectively, the “Transaction Documents”), which breach remains uncured at the conclusion of the cure period specified within the relevant Transaction Documents (provided that, for the purposes of this clause (c), to the extent such relevant Transaction Document does not specify a cure period, the Company shall have a 45-day cure period), after written notice thereof by the Holder; provided that such breach has had or could reasonably be expected to have a material adverse effects on the rights of EIS or its affiliates or their respective transferees under the Transaction Documents; provided, further, that (i) if the Company has proposed a course of action to rectify the breach and (x) the Company is acting in good faith to rectify the breach by the end of the applicable cure period (or the 45-day period set forth above) and (y) the party whose rights were breached under the applicable Transaction Document has acknowledged its consent in writing to such proposed course of action, then such period shall be extended as is reasonably necessary to permit such breach to be rectified, and (ii) if such default involves a good faith dispute regarding the amount of any required payment, provided that any undisputed amount is paid and any disputed amount in excess of U.S.$1,000,000 is placed in an escrow account pending resolution of the determination of such disputed amount, such default shall be stayed for a reasonable period during which a good faith resolution of the amount owed is being pursued;

(d)        a distress, execution, sequestration or other process is levied or enforced upon the Company or sued out against, in each case, a material part of its property which is not discharged or challenged within 60 days;

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(e)        the Company is unable to generally pay its debts and continue its day-to-day operations in the normal course of business;

(f)        the Company ceases wholly or substantially to carry on its business (other than (x) as a result of the merger or consolidation of the Company with another entity or (y) changes in the nature of its business to a related business), without the prior written consent of the Holder (such consent not to be unreasonably withheld);

(g)        the Company shall make a general assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due and such failure continues or shall have been uncured for a period of 60 days, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Company or of any substantial part of the assets of the Company or shall commence any case or other proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Company and any such person shall indicate in writing its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed or stayed within sixty (60) days following the filing thereof;

(h)        a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Company bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Company in an involuntary case under federal bankruptcy laws as now or hereafter constituted; or

(i)        there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, any final judgment against the Company that, with other outstanding final judgments, undischarged, against the Company exceeds in the aggregate U.S.$1,000,000.

SECTION 6.  REMEDIES IN THE EVENT OF DEFAULT.

(a)        In the case of any Event of Default by the Company, the Holder may in its sole discretion demand that the Outstanding Amount shall, in addition to all other rights and remedies of the Holder hereunder and under applicable law, be and become immediately due and payable in cash upon written notice delivered by the Holder to the Company; provided that, in the event of any Event of Default specified in Section 5(g) or 5(h), all such amounts shall become immediately due and payable automatically and without any requirement of demand from or by the Holder. Notwithstanding the preceding sentence,

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the rights of the Holder as set forth in Sections 4 and 5 hereunder shall survive any such acceleration and payment.

(b)        The Company hereby waives demand and presentment for payment, notice of nonpayment, protest and notice of protest, diligence, filing suit, and all other notice and promises to pay the Holder its costs of collection of all amounts due hereunder, including reasonable attorneys’ fees.

(c)        In the case of any Event of Default under this Note by the Company, this Note shall continue to bear interest after such default at the interest rate otherwise in effect hereunder plus 3 % per annum (but in any event not in excess of the maximum rate of interest permitted by applicable law).

SECTION 7.  VOTING RIGHTS.

This Note shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company prior to its conversion.

SECTION 8.  COVENANTS OF THE COMPANY.

The Company shall not incur any indebtedness for money borrowed which shall rank senior to this Note as to priority of payment (provided that the foregoing shall not restrict the Company’s ability to incur indebtedness for money borrowed which shall (x) rank pari passu or subordinated to this Note as to priority of payment and/or (y) be secured).

SECTION 9.  MISCELLANEOUS.

(a)        This Note may be transferred or assigned by the Holder, in whole or in part. This Note and all of the provisions hereof shall be binding upon and inure to the benefit of the Holders and their respective successors and assigns. The Company shall not assign any of its rights or obligations hereunder.

(b)        All notices, demands and requests of any kind to be delivered to any party in connection with this Note shall be in writing and shall be deemed to have been duly given if personally or hand delivered or if sent by an internationally-recognized overnight delivery courier or by registered or certified mail, return receipt requested and postage prepaid, or by facsimile transmission, in each case, addressed as follows:

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(i)	if to the Company, to:

Curis, Inc.

61 Moulton Street

Cambridge, Massachusetts 02138-1118

Attention: Daniel Passeri, President and Chief Executive Officer

Facsimile: (617) 503-6501

with a copy to:

Curis, Inc.

61 Moulton Street Cambridge, MA 02138-1118

Attention: General Counsel

Facsimile: (617) 503-6501

(ii)	if to the Holder, to:

Elan Pharma International Limited

Wil House

Shannon Business Park

Shannon

Co. Clare, Ireland

Attention: Secretary

Facsimile: 011-353-61-362097

with a copy to:

Cahill Gordon & Reindel

80 Pine Street

New York, New York 10005

Attention: William M. Hartnett, Esq.

Facsimile: (212) 269-5420

or to such other address as the party to whom notice is to be given may have furnished to the other party hereto in writing in accordance with provisions of this Section 9. Any such notice or communication shall be deemed to have been effectively given (i) in the case of personal or hand delivery, on the date of such delivery, (ii) in the case of an internationally-recognized overnight delivery courier, on the second business day after the date when sent, (iii) in the case of mailing, on the fifth business day following that day on which the piece of mail containing such communication is posted and (iv) in the case of facsimile transmission, the date of telephone confirmation of receipt.

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(c)        This Note may not be modified or amended, or any of the provisions hereof waived, except by written agreement of the Company and the Holder dated after the date hereof.

(d)        This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of laws. Any dispute under this Note that is not settled by mutual consent shall be finally adjudicated by any federal or state court sitting in the City, County and State of New York, and the Company consents to the exclusive jurisdiction of such courts (or any appellate court therefrom) over any such dispute.

[Signature page follows]

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IN WITNESS WHEREOF, the Company has executed and delivered this Note on the date first above written.

CURIS, INC.

By:	/s/Daniel Passeri
Name: Daniel Passeri
Title: President and Chief Executive Officer